Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PSYCHEMEDICS CORPORATION 2006 EQUITY INCENTIVE PLAN for the registration of 250,000 shares of its Common Stock of our report dated February 6, 2004, with respect to the 2003 consolidated financial statements of Psychemedics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
June 12, 2006